Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2015, with respect to the consolidated financial statements of Southwest Bancorp, Inc. incorporated by reference in the Registration Statement on Form S-3 and related Prospectus of Simmons First National Corporation filed on March 19, 2018 for the registration of shares of its common stock and preferred stock, debt securities, depository shares, warrants, purchase contracts, purchase units, subscription right, and units.

/s/ Ernst & Young LLP

Dallas, Texas

March 19, 2018